Exhibit 10.7

Hari Ravichandran Option Agreement

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Stock Option Agreement

2013 Stock Incentive Plan

This Stock Option Agreement (this “Agreement”) is made between Endurance International Group Holdings, Inc., a Delaware corporation (the “Company”), and the Participant.

NOTICE OF GRANT

I.	Participant Information

Participant:	Hari Ravichandran

Participant Address:	[Intentionally omitted]

II.	Grant Information

Grant Date:	October 25, 2013
Number of Shares:	2,729,188
Exercise Price Per Share:	$12.00
Vesting Commencement Date:	October 25, 2013
Type of Option:	Nonstatutory Stock Option

III.	Vesting Table

Vesting Date	Shares that Vest
Monthly for four years beginning on the one-month anniversary of the Grant Date	2.0833%

IV.	Expiration Date

5:00 pm Eastern time on Date:	October 24, 2023

This Agreement includes this Notice of Grant and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions

Exhibit B – Definitions

Exhibit C – 2013 Stock Incentive Plan

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.	PARTICIPANT

/s/ David C. Bryson	/s/ Hari Ravichandran
Name: David C. Bryson	Name: Hari Ravichandran
Title: Chief Legal Officer

Stock Option Agreement

2013 Stock Incentive Plan

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of Option. This Agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”), to the Participant of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2013 Stock Incentive Plan (the “Plan”), the number of shares set forth in the Notice of Grant (the “Shares”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”) at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”). Unless earlier terminated, this option shall expire at the time set forth in the Notice of Grant (the “Final Exercise Date”).

It is intended that the option evidenced by this Agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2. Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the Vesting Table set forth in the Notice of Grant.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

Notwithstanding the foregoing, if within the one-year period following a Change in Control Event, the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, then the remaining unvested portion of the option shall become fully vested and exercisable as of the date of such termination. “Change In Control Event”, “Cause” and “Good Reason” are defined in Exhibit B.

3. Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be accompanied by a notice of exercise in the form designated by the Company or its designee, or by such other notification, including electronic notification, as may be permitted by the Company or its designee and in all cases accompanied by payment in full in the manner provided in the Plan, which for purposes of this Agreement shall include a “net exercise” pursuant to Section 5(f)(4) of the Plan. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee of the Company or any other entity (a “Participating Entity”) the service providers of which are eligible to receive an award under the Plan (an “Eligible Participant”). If the Participant provides services to a Participating Entity, any references in this Agreement to service with the Company shall instead be deemed to refer to service with such Participating Entity.

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d), (e) and (f) below or expressly set forth in another agreement between the Participant and the Company, the right to exercise this option shall terminate one year after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d) Exercise Period Upon Disability. If the Participant ceases to be an Eligible Participant by reason of becoming disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date and the Company has not terminated such relationship for Cause, then, except as expressly set forth in another agreement between the Participant and the Company, this option shall be exercisable, within the period of three years following such cessation (but in no event after the Final Exercise Date), by the Participant, provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of such cessation.

(e) Exercise Period Upon Death. If the Participant ceases to be an Eligible Participant by reason of his or her death prior to the Final Exercise Date and the Company has not terminated such relationship for Cause, or the Participant dies within the ninety (90)-day period following cessation of service with the Company other than for Cause, then, except as expressly set forth in another agreement between the Participant and the Company, this option shall be exercisable, within the period of three years following the date of death of the Participant (but in no event after the Final Exercise Date), by the Participant’s authorized transferee, provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death.

(f) Termination for Cause. If, prior to the Final Exercise Date, the Participant’s service is terminated by the Company for Cause, then, except as expressly set forth in another agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon the effective date of such termination of service. The Participant’s service shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

4. Tax Matters. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5. Transfer Restrictions. This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

6. Agreement in Connection with Initial Public Offering. The Participant agrees, in connection with the initial underwritten public offering of the Common Stock pursuant to a registration statement under the Securities Act, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or other securities of the Company, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending 180 days after the date of the final prospectus relating to the offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address Rule 2711(f) of the National Association of Securities Dealers, Inc. or any similar successor provision), and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering. The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.

7. Miscellaneous.

(a) No Rights to Service. The Participant acknowledges and agrees that the grant of the this option and its vesting pursuant to Section 2 do not constitute an express or implied promise of continued service with the Company for the vesting period of the option, or for any period.

(b) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

(c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to any applicable conflict of law principles.

EXHIBIT B

DEFINITIONS

“Change in Control Event” shall mean the occurrence of one or more of the following events:

(1) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control Event: (I) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company) or (II) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (3) of this definition; or

(2) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(3) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(4) the liquidation or dissolution of the Company.

“Cause” shall have the meaning set forth in the employment agreement between the Participant and the Company.

“Good Reason” shall have the meaning set forth in the employment agreement between the Participant and the Company.

EXHIBIT C

2013 STOCK INCENTIVE PLAN

[Intentionally omitted]